Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of DuPont Fabros Technology, L.P. for the exchange offer of $600,000,000 of 5.875% Senior Notes Due 2021 and to the incorporation by reference therein of our reports dated February 21, 2013, with respect to the consolidated financial statements and schedule of DuPont Fabros Technology, Inc., and the effectiveness of internal control over financial reporting of DuPont Fabros Technology, Inc., in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

November 1, 2013